EXHIBIT 2.06

                            ARTICLES OF EXCHANGE

                       FOR THE EXCHANGE OF SHARES OF

                        GENESYSTEMS, INC. FOR SHARES

                            OF TZAAR CORPORATION


                            ARTICLES OF EXCHANGE

                       FOR THE EXCHANGE OF SHARES OF

            GENESYSTEMS, INC., (a Nevada corporation) FOR SHARES

                OF TZAAR CORPORATION, (a Nevada corporation)

     Pursuant to Nevada Revised Statutes 92A.200, Tzaar Corporation, a Nevada corporation ("Tzaar"), as the acquiring corporation and Genesystems, Inc., a Nevada corporation ("Genesystems"), as the acquired corporation in the exchange (the "Exchange") to be effected between Genesystems and Tzaar, upon the filing of these Articles of Exchange, have caused their Presidents and Secretaries to execute these Articles of Exchange for the purpose of filing with the State of Nevada, Secretary of State.

                                 ARTICLE I

     The Plan of Exchange is as follows:

     (a) Parties to the Exchange and Surviving Corporation. Genesystems will exchange all of its issued and outstanding shares for an equal amount of shares in Tzaar. Upon the filing of these Articles of Exchange with the State of Nevada, Secretary of State, (the "Effective Time") Genesystems will become a wholly owned subsidiary of Tzaar. The exchange shall be pursuant to the provisions of, and with the effect provided in Chapter 92A of Nevada Revised Statutes.

     (b) Manner and Basis of Exchanging Shares. At the Effective Time, there shall be a one (1) for (10) reverse split of the 10,584,039 issued and outstanding shares of Tzaar. Following the Tzaar reverse split, Genesystems shall be acquired by Tzaar and the shareholders of Genesystems shall be issued 7,500,000 post reverse split restricted common shares of Tzaar in exchange for 7,500,000 common shares of Genesystems.

     (c) Exchange of Certificates. At the Effective Time, holders of Genesystems certificates, representing the total issued and outstanding shares of Genesystems, shall deliver such certificates to Tzaar in exchange for certificates of Tzaar.

     (d) No Further Ownership Rights in Genesystems. All shares of Tzaar restricted common stock issued in the Exchange for Genesystems shares in accordance with the terms hereof shall be deems to have been issued in full satisfaction of all rights pertaining to such shares of Genesystems, and there shall be no further registration of transfers on the stock transfer books of Genesystems of the shares of Genesystems which were outstanding immediately prior to the Effective Time.





                                 ARTICLE II

     The Plan of Exchange has been approved and adopted by the board of directors of Genesystems and the board of directors of Tzaar in the manner provided by the Nevada Revised Statutes.

                                ARTICLE III

     The plan of exchange was approved by the unanimous consent of the owners of Genesystems. The plan of exchange was approved by the shareholders of Tzaar pursuant to Nevada Revised Statutes. Tzaar has one class of stock, designated as Common Stock, and 10,584,039 shares of such class were issued and outstanding as of the record date of the vote taken to approve the Plan of Exchange. The holders of the outstanding common stock of Tzaar constituted a single voting group for the purposes of voting on the Plan, and each outstanding share of such common stock was entitled to one vote. 7,520,700 of the issued and outstanding shares of common stock of Tzaar were voted for the Plan of Exchange. The number of votes cast by the holders of Tzaar common stock for the Plan of Exchange was sufficient for approval by such holders.

     The complete executed plan of exchange in on file at the registered office of Tzaar.

                                 ARTICLE IV

     The Exchange shall take effect upon the effective date of these Articles of Exchange. These Articles of Exchange shall become effective upon the date they are filed with the State of Nevada, Secretary of State.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Exchange on behalf of Tzaar this 28th day of December, 1996.



TZAAR CORPORATION,
a Nevada corporation



By:  /s/ Elaine Kaspsimalis
     ----------------------
     Elaine Kapsimalis, President and Secretary






     IN WITNESS WHEREOF, the undersigned has executed these Articles of Exchange on behalf of Genesystems this 28th day of December, 1996.


GENESYSTEMS, INC.,
a Nevada corporation



By:  /s/ Michael R. Davis
     ---------------------
     Michael R. Davis, President






By:  /s/ Tom Kubota
     ---------------
   Tom Kubota, Secretary
State of Utah       )
               :ss.
County of Salt Lake      )

     On the 28th day of December, 1996, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), duly commissioned and sworn, Elaine Kapsimalis, President of Tzaar Corporation,

Michael Davis and Tom Kubota, President and Secretary respectively of

Genesystems, Inc. personally known or proven to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the foregoing instrument and who acknowledged that they executed the instrument.


     IN WITNESS WHEREOF, I have executed this notary and affixed my official seal.

/s/  Ronald L. Poulton                  NOTARY SEAL
     -----------------
     NOTARY PUBLIC

My Commission Expires: 3-30-99